Exhibit 99.1

MEIJI YASUDA LIFE INSURANCE COMPANY TO ACQUIRE STANCORP FINANCIAL GROUP

•	Transaction brings together two market leaders in group insurance and marks a significant step in Meiji Yasuda’s international growth strategy

•	StanCorp to operate under The Standard brand and maintain current operations, headquarters, employees, community support and management team, and become Meiji Yasuda’s primary U.S. presence and partner

•	All-cash premium transaction provides substantial and immediate value for StanCorp’s shareholders

Portland, Ore. & Tokyo – July 23, 2015 – Meiji Yasuda Life Insurance Company (“Meiji Yasuda”) and StanCorp Financial Group, Inc. (NYSE: SFG) today announced that they have entered into a definitive agreement under which Meiji Yasuda will acquire all outstanding shares of StanCorp (or “The Standard”) for $115.00 per share in cash. The acquisition price represents a 50.0% premium to StanCorp’s share price as of the close of business on July 23, 2015, and a 49.9% premium to StanCorp’s one-month-weighted average share price. The total transaction value is approximately $5.0 billion.

Meiji Yasuda and The Standard are both leaders in group benefit insurance in their respective markets. Meiji Yasuda, founded in 1881 and headquartered in Tokyo, is the oldest and third largest life insurance company in Japan, with the largest share of group insurance in the Japanese market. With over 40,000 employees and 6.5 million customers, Meiji Yasuda specializes in group and individual life insurance, bancassurance and group annuity products, and has assets of $303 billion and premium income of $28 billion. In addition to Japan, Meiji Yasuda has several insurance operations throughout the U.S., Poland, China, Indonesia and Thailand. This transaction significantly expands the scope and quality of Meiji Yasuda’s offerings in the U.S. market, and will help to enhance and accelerate its diversification and international growth.

The Standard, founded in 1906 and headquartered in Portland, Oregon, is a leading provider of insurance, retirement and investment products and services. Through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — the company offers group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, and origination and servicing of fixed-rate commercial mortgage loans.

The Standard will become Meiji Yasuda’s primary U.S. presence and partner, operating under The Standard brand within Meiji Yasuda’s global structure. No changes to The Standard’s current operations are anticipated. The Standard’s Chairman, President and Chief Executive Officer, Greg Ness, and the current management team will continue to lead the business from The Standard’s headquarters in Portland. The Company will continue executing on its strategic plan and will maintain its current brand, employees, distribution channels and product mix. The Standard’s expertise in insurance, retirement and investment products and services, coupled with Meiji Yasuda’s global businesses and resources, will create a stronger and more diversified combined company with total assets of $327 billion1.

[1]	Includes ¥36,469 billion for Meiji Yasuda as of March 31, 2015, converted at a ¥120.17:$1 FX rate, plus StanCorp’s assets of $23.4 billion as of June 30, 2015.

Akio Negishi, President of Meiji Yasuda, said, “We are very pleased to welcome The Standard to the Meiji Yasuda family and to make them a key pillar of our international operations. We have been studying opportunities in the U.S. market for some time and The Standard stood out as our ideal partner. In addition to our common vision and shared roots in the mutual business, like Meiji Yasuda, The Standard is a leader for group insurance in its market and has a strong franchise, talented management team and employee base, and a track record of strong operational and financial performance and disciplined growth. Together, we will provide high-quality, comprehensive insurance services that deliver value to our customers.”

Chairman, President and Chief Executive Officer of StanCorp, Greg Ness, said, “This transaction is an exciting milestone for The Standard and a testament to the strength of our team, financial performance, differentiated customer service and respected brand. While we were not looking for a buyer, Meiji Yasuda’s proposal presented a tremendous opportunity to create value for all of our stakeholders – providing a substantial cash premium to our shareholders while enabling us to maintain our current operations and valued employees. As we further our mission of helping people achieve financial well-being and peace of mind, we are thrilled to have the support of Meiji Yasuda, a respected industry leader with a history of strong performance and a similar culture and values to our own.”

The Standard has a long history of providing philanthropic and community service to Portland and communities across the U.S. where its employees live and work. Meiji Yasuda also has a strong track record of active community engagement and support, and The Standard will continue its commitments to the communities it serves under Meiji Yasuda’s ownership.

Meiji Yasuda intends to fund the transaction through cash and cash equivalents on hand.

The transaction will include a post-announcement “go-shop” designed to provide an opportunity for other bidders to determine whether they are interested in proposing to acquire StanCorp. Accordingly, the merger agreement provides StanCorp an opportunity to solicit competing proposals during a 25-day period. In the event that a bidder makes a qualifying proposal within that initial period which is finalized within 20 days after that initial period, the successful competing bidder would bear a $90 million termination fee. Otherwise, a successful competing bidder would bear a $180 million termination fee.

The merger agreement allows StanCorp to pay out a regular annual cash shareholder dividend prior to the closing of the transaction, in an amount up to $1.40 per share.

The transaction, which has been unanimously approved by both companies’ boards of directors, is expected to close in the first quarter of 2016 and is subject to customary closing conditions and regulatory approvals.

For further information regarding all terms and conditions contained in the definitive merger agreement, please refer to StanCorp’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission in connection with this transaction.

Mitsubishi UFJ Morgan Stanley and its affiliates including Morgan Stanley & Co. LLC are acting as financial advisor and Baker & McKenzie LLP is acting as legal advisor to Meiji Yasuda. Goldman, Sachs & Co. is acting as financial advisor and Debevoise & Plimpton LLP is acting as legal advisor to StanCorp.

Second Quarter 2015 Financial Results

In a separate press release, StanCorp reported second quarter earnings. The press release can be found on the investor relations page of its website, www.stancorpfinancial.com

About Meiji Yasuda Life Insurance Company

Meiji Yasuda Life Insurance Company is headquartered in Tokyo, and is the oldest and third largest life insurance company in Japan. It provides a variety of group and individual life insurance products, bancassurance, and group annuity products in Japan. It also has insurance operations in the U.S., Poland, China, Indonesia, and Thailand. Additional information about Meiji Yasuda can be found at http://www.meijiyasuda.co.jp/english/

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, and origination and servicing of fixed-rate commercial mortgage loans. For more information about StanCorp Financial Group, Inc., visit its investor relations website at www.stancorpfinancial.com.

Some of the statements contained in this earnings release, including estimates, projections, expected operating results, statements related to business plans, strategies, objectives and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act. Forward-looking statements also include, without limitation, any statement that includes words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “will be,” “will continue,” “will likely result” and similar expressions that are predictive in nature or that depend on or refer to future events or conditions. The Company’s forward-looking statements are not guarantees of future performance and involve uncertainties that are difficult to predict. They involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed in reports filed by StanCorp with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

Additional Information and Where to Find It

In connection with the proposed merger transaction, StanCorp will file with the SEC and furnish to the StanCorp’s shareholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, STANCORP’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. StanCorp’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, StanCorp’s shareholders may obtain a free copy of the proxy statement and other of StanCorp’s filings with the SEC from StanCorp’s website at www.stancorpfinancial.com or by directing a request to: Jeff Hallin, Vice President, Investor Relations and Capital Markets, 1100 Southwest Sixth Avenue, Portland, OR 97204. The directors, executive officers and certain other members of management and employees of StanCorp may be deemed “participants” in the solicitation of proxies from shareholders of StanCorp in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of StanCorp in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about StanCorp’s executive officers and directors in its Annual Report on Form 10-K filed with the SEC on February 26, 2015 and in its definitive proxy statement filed with the SEC on Schedule 14A on March 23, 2015.

Contacts

For StanCorp Financial Group, Inc.

Investor Relations and Financial Media

Vice President, Investor Relations and Capital Markets

Jeff Hallin, 971-321-6127

jeff.hallin@standard.com

or

General Media

Vice President, External Affairs & Associate Counsel

Justin Delaney, 971-321-8541

justin.delaney@standard.com

or

Brooke Gordon/David Isaacs

Sard Verbinnen & Co

212-687-8080 / 415-618-8750

For Meiji Yasuda Life Insurance Company

Corporate Communications Department

+81-3-3283-8054 (Japanese only)

or

Ruth Pachman/Kimberly Kriger

Kekst and Company

(212) 521-4891 / (212) 521-4862

ruth-pachman@kekst.com / kimberly-kriger@kekst.com

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